SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant         X
                               ---
Filed by a Party other than the Registrant      |_|

Check the appropriate box

      Preliminary Proxy Statement
---
 X       Definitive Proxy Statement
---
      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
---

                                  Calton, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 X    No fee required
---
      Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.
---

1)    Title of each class of securities to which transaction applies:

________________________________________________________________________________

2)    Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

________________________________________________________________________________

4)    Proposed maximum aggregate value of transaction:

________________________________________________________________________________

5)    Total Fee Paid:

________________________________________________________________________________

      Fee paid previously with preliminary materials
---
--- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount previously paid:___________________________________________________

2)    Form, Schedule or Registration Statement No.______________________________

3)    Filing party:_____________________________________________________________

4)    Date Filed:_______________________________________________________________

                                  CALTON, INC.
                                 500 Craig Road
                        Manalapan, New Jersey 07726-8790

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 29, 1997

                      ------------------------------------

TO THE SHAREHOLDERS OF CALTON, INC.

      The Annual Meeting of the Shareholders of CALTON, INC. (the "Company") will be held on Thursday, May 29, 1997 at the Company's offices at 500 Craig Road, Manalapan, New Jersey at 10:00 a.m., local time, for the following purposes:

      1.    To elect four directors.

      2. To consider and act upon a proposed amendment to the Company's Amended and Restated Certificate of Incorporation to provide for the classification of the Company's Board of Directors into four classes of directors with staggered terms of office.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Holders of Common Stock of record at the close of business on May 6, 1997 are entitled to notice of and to vote at the meeting.

                                    By Order of the Board of Directors,

                                    ROBERT A. FOURNIADIS
                                    Secretary

Manalapan, New Jersey
May 7, 1997

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU ARE UNABLE TO DO SO, PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                  CALTON, INC.

                                 PROXY STATEMENT

General Information

      This Proxy Statement is furnished to the holders of Calton, Inc. (the "Company" or "Calton") Common Stock, $.01 par value ("Common Stock"), in connection with the solicitation of proxies for use at the annual meeting of shareholders to be held on May 29 1997, and at any adjournment thereof (the "meeting" or "annual meeting"), pursuant to the accompanying Notice of Annual Meeting of Shareholders. Holders of Common Stock are referred to herein collectively as the "shareholders." Forms of proxies for use at the meeting are also enclosed. The Company anticipates mailing this Proxy Statement to its shareholders on or about May 7, 1997. The executive offices of the Company are located at 500 Craig Road, Manalapan, New Jersey 07726-8790.

      Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the secretary of the meeting. Presence at the meeting does not of itself revoke the proxy; however, a vote cast at the meeting by written ballot will revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted IN FAVOR OF the election of the nominees for director named herein and FOR the proposal to amend the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to provide for the classification of the Board of Directors into four classes of directors with staggered terms of office. Management is not aware at the date hereof of any matters to be presented at the meeting other than the election of directors and the proposal to amend the Certificate of Incorporation. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

      Proxies for use at the meeting are being solicited by the Board of Directors of the Company. The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. It is not anticipated that any compensation will be paid for soliciting proxies, and the Company does not intend to employ specially engaged personnel of the Company or other paid solicitors in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile transmission or letter.

Voting Securities

      The voting securities entitled to vote at the meeting consist of shares of Common Stock, with each share entitling its owner to one vote on an equal basis. On May 6, 1997, the number of outstanding shares of Common Stock was 26,557,313. Only shareholders of record on the books of the Company at the close of business on May 6, 1997 will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote, is required for the election of directors. The proxy card provides space for a shareholder to withhold votes for any or all nominees for the Board of Directors. The proposal to amend the Company's Certificate of Incorporation must be approved by a majority of the votes cast at the meeting on such proposal by the holders of the Common Stock.

      All votes will be tabulated by the inspector of election appointed at the meeting who will separately tabulate affirmative votes, negative votes, authority withheld for any nominee for Director, abstentions and broker non-votes. Authority withheld will be counted toward the tabulation of the votes cast on the election of Directors and will have the same effect as a negative vote. Under New Jersey law, any proxy submitted and containing an abstention or broker non-vote will not be counted as a vote cast on any matter to which it relates. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting.

Principal Shareholders

      The following table sets forth information with respect to each person who, as of May 6, 1997, is known by the Company to be the beneficial owner (as defined in Rule 13d-3 ("Rule 13d-3") of the Exchange Act) of more than five percent (5%) of the Company's Common Stock. Except as set forth in the footnotes to the table, the shareholders have sole voting and investment power over such shares:

                                         Amount and Nature
Name of Beneficial Owner              of Beneficial Ownership   Percent of Class
------------------------              -----------------------   ----------------

Anthony J. Caldarone................        7,433,618(1)             27.5%
Joyce P. Caldarone..................        4,775,618(2)             17.7%
Apollo Homes Partners, L.P.(3)......        2,658,000(4)             10.0%
Frederick J. Jaindl(5) .............        2,195,350                 8.3%
Goldman Sachs & Co.(6) .............        1,344,600                 5.1%

----------

(1) Includes an aggregate of 1,395,209 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, 500,000 shares subject to currently exercisable options granted under the Company's 1996 Equity Incentive Plan (the "1996 Option Plan"), 8,837 shares held through the Company's 401(k) Plan and 2,658,000 shares held by Apollo Homes Partners, L.P. ("Apollo Homes"), which Mr. Caldarone has the right to vote in the election of directors pursuant to a proxy granted to him by Apollo Homes. In addition, under the terms of a stock purchase agreement between Mr. Caldarone and Apollo Homes, Mr. Caldarone was granted certain rights of first offer with respect to the shares of Calton Common Stock owned by Apollo. The agreement also grants Apollo certain "tag-along rights" to sell shares of Calton Common Stock in the event of, and along with, certain transfers of Common Stock made by Mr. and/or Mrs. Caldarone, and contains provisions requiring (a) Apollo, under certain circumstances, to sell the Common Stock owned by it in the event that Mr. and Mrs. Caldarone sell all of the securities of the Company that they own and (b) Mr. and Mrs. Caldarone to offer to Apollo, under certain circumstances, the opportunity to purchase a pro rata portion of additional securities acquired by Mr. and/or Mrs. Caldarone from the Company.

(2) Includes an aggregate of 3,380,404 shares beneficially owned by Anthony J. Caldarone, Mrs. Caldarone's husband, as to which shares she disclaims any beneficial interest.

(3) The sole general partner of Apollo Homes is AIF II, L.P., a Delaware limited partnership. The managing general partner of AIF II, L.P. is Apollo Advisors, whose principal offices are located at Two Manhattanville Road, Purchase, New York 10577. Apollo Capital Management, Inc. ("ACM") is the general partner of Apollo Advisors. Shareholdings information is based upon Apollo Homes' Schedule 13D, as amended to November 21, 1995.

(4) See note 1 above for a description of certain rights granted by Apollo Homes to Anthony J. Caldarone with respect to these shares.

(5) Such holder maintains an address at c/o Jaindl Farms, 3150 Coffeetown Road, Orefield, Pennsylvania 12609. Shareholdings information is based upon the Schedule 13D of such holder, as amended to January 14, 1997.

(6) The principal offices of such shareholder are located at 85 Broad Street, New York, New York 10004. Shareholdings information is based upon the
      Schedule 13D, as amended to May 5, 1995, of Goldman Sachs & Co., the direct owner, and The Goldman Sachs Group, L.P., which indicates that each of such entities is a beneficial owner of such shares.

Security Ownership of Management

      The following table sets forth information, as of May 6, 1997, with respect to the beneficial ownership (as defined in Rule 13d-3) of the Company's Common Stock by each director and nominee for director, each of the Named Officers (as defined in the section captioned "Executive Compensation") who is currently an officer of the Company and by all directors and executive officers as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and investment power over such shares.

                                      Amount and Nature
Name of Beneficial Owner            of Beneficial Ownership     Percent of Class
------------------------            -----------------------     ----------------

Anthony J. Caldarone................      7,433,618(1)               27.5%
J. Ernest Brophy....................         23,770(2)               (3)
Mark N. Fessel......................         14,390(2)               (3)
Frank Cavell Smith, Jr..............         10,000(2)               (3)
Robert A. Fourniadis................        168,919(4)               (3)
Bradley A. Little...................        166,276(5)               (3)
All Directors and Executive
 Officers as a Group (6 persons)
 (1)(2)(4) and (5)..................      7,816,973                  28.7%


(1) Includes an aggregate of 1,395,209 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, 500,000 shares subject to currently exercisable options granted under the 1996 Option Plan, 8,837 shares held through the Company's 401(k) Plan and 2,658,000 shares held by Apollo Homes which Mr. Caldarone has the right to vote in the election of directors pursuant to a proxy granted to him by Apollo Homes. See note 1 to the table presented under the caption "Principal Shareholders."

(2) Includes 10,000 shares subject to currently exercisable options granted under the 1996 Option Plan.

(3) Shares beneficially owned do not exceed 1% of the Company's outstanding Common Stock.

(4) Includes 148,333 shares subject to currently exercisable options granted under the Company's Amended and Restated 1993 Non-Qualified Stock Option Plan (the "1993 Option Plan" and, collectively with the 1996 Option Plan, the "Option Plans") and 20,586 shares held through the Company's 401(k) Plan.

(5) Includes 148,333 shares subject to currently exercisable options granted under the 1993 Option Plan and 17,943 shares held through the Company's 401(k) Plan.

                              ELECTION OF DIRECTORS

      The Company's By-laws provide that the Board of Directors shall consist of not fewer than three nor more than fifteen members. The Board of Directors has fixed the number of directors at four. Each of the individuals named below, who has been nominated for election as a director by the Board of Directors, is currently a member of the Board of Directors of the Company.

      It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election as directors of the four nominees named hereinafter. If the proposal to amend the Company's Certificate of Incorporation is approved at the annual meeting, one nominee (J. Ernest Brophy) will be elected as a Class I director to serve for an initial term expiring at the annual meeting in 1998, one nominee (Mark N. Fessel) will be elected as a Class II director to serve for an initial term expiring at the annual meeting in 1999, one nominee (Frank Cavell Smith, Jr.) will be elected as a Class III director to serve for an initial term expiring at the annual meeting in 2000, and one nominee (Anthony J. Caldarone) will be elected as a Class IV director to serve for an initial term expiring at the annual meeting in 2001 (or, in all cases, until their successors have been elected and qualified). After the election of directors at the 1997 annual meeting, election of directors will be for four year terms. If the proposal to amend the Certificate of Incorporation is not adopted at the meeting, each director will serve until the next annual meeting of shareholders or until his successor is duly elected and qualified. See "Proposal to Amend Certificate of Incorporation to Classify the Board of Directors."

      If any of the nominees should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why any of the nominees, if elected, would be unable to serve as a director.

Nominees

      Set forth below is certain biographical information, as of March 30, 1997, with respect to the nominees and the class to which each nominee will be elected if the proposal to amend the Company's Certificate of Incorporation is adopted.

            Nominee                      Age         Class
            -------                      ---         -----

       Anthony J. Caldarone               59          IV

       J. Ernest Brophy                   72          I

       Mark N. Fessel                     40          II

       Frank Cavell Smith, Jr.            52          III

      Mr. Caldarone was reappointed as Chairman, President, Chief Executive Officer and a Director of Calton in November 1995, having previously served in such capacities from the inception of the Company in 1981 through May 1993 when the Company consummated the Plan of Reorganization. From June 1993 through October 1995, Mr. Caldarone served as a Director of the Company.

      Mr. Brophy, a self-employed attorney and certified public accountant specializing in tax consultation to clients engaged in the construction business, was reappointed as a Director of Calton in November 1995, having served in such capacity from March 1983 through November 1985 and from April 1986 until through May 1993 when the Company and certain of its subsidiaries consummated a joint plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan of Reorganization"). From 1992 through March 1996, Mr. Brophy served as Chief Financial Officer of Hurdy-Gurdy International, Inc., a company that marketed sorbet products.

      Mr. Fessel was designated as a Director of Calton by the holders of a majority in outstanding principal amount of the Company's 12-5/8% Subordinated Notes (the "Subordinated Notes") pursuant to the Plan of Reorganization in May 1993. Since 1985, Mr. Fessel has owned and operated a real estate company and has acted as principal in numerous commercial and residential real estate developments throughout the northeast. In 1984, Mr. Fessel served as the Vice President of Acquisitions of the Meredith Organization, a nationally recognized real estate developer.

      Mr. Smith was designated as a Director of Calton by the holders of a majority in outstanding principal amount of Subordinated Notes pursuant to the Plan of Reorganization in May 1993. Since 1990, Mr. Smith has been associated with the MEG Companies as a Senior Consultant responsible for corporate real estate consulting activities. From 1977 to 1990, Mr. Smith served as a Real Estate Consultant and Real Estate Development Manager for The Spaulding Co., Inc. Mr. Smith also is an adjunct faculty member at Boston University and a member of the Board of Trustees of Shelter, Inc.

Meetings of the Board of Directors; Committees

      During the fiscal year ended November 30, 1996, the Board of Directors held four meetings. During fiscal 1996, each member of the Company's current Board of Directors attended all of the meetings of the Board of Directors and meetings of the committees on which he served. See the section captioned "Directors' Compensation" for a discussion of fees paid by the Company to its directors for their services as such.

      During fiscal 1996, the Board of Directors had two standing committees: the Audit Committee and the Compensation Committee.

      The Audit Committee currently consists of Mr. Brophy and Mr. Smith. The functions performed by the Audit Committee are, among other things, to recommend to the Board of Directors the auditors to be engaged as the Company's independent public accountants, to review the proposed plan and scope for the annual audit and the results of such audit when completed, to review the services rendered by the auditors and the fees charged for such services, to determine the effect, if any, on the independent public accountants' independence of the performance of any non-audit services and to review the plan, scope and results of the Company's internal audit operations. During fiscal 1996, the Audit Committee held two meetings.

      Messrs. Fessel and Smith are members of the Compensation Committee. The Compensation Committee reviews and approves compensation for executive employees of the Company on a periodic basis, subject to approval of the Board, and administers the Company's Incentive Compensation Plan, the Option Plans and severance policy for the Company's senior executives. One meeting of the Compensation Committee was held during fiscal 1996.

Executive Compensation

      The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended November 30, 1996, 1995 and 1994, of the Chief Executive Officer of the Company in fiscal 1996 and the other executive officers of the Company who earned salary and bonuses in fiscal 1996 in excess of $100,000 (collectively, the "Named Officers"):

                                                                         Long Term
                                  Annual Compensation Awards            Compensation
                         ---------------------------------------------- ------------
                                                                           Awards
                                                                           ------
                                                             Other        Securities     All Other
  Name and Principal                                        Annual        Underlying   Compensation
     Position(1)        Year   Salary($)   Bonus($)(2)   Compensation     Options(#)   ($)(3)(4)(5)
     -----------        ----   ---------   -----------  ---------------   ----------   ------------
Anthony J. Caldarone    1996    $250,000     $ 20,000   $57,532(4)(5)(6)        --       $     475
Chairman, Chief         1995       7,692           --        --            500,000(7)          240
Executive Officer &     1994          --           --        --                 --              --
President(8)

Bradley A. Little       1996     140,000       15,000        --             25,000           7,586
Senior Vice             1995     137,917           --        --            185,000(9)       14,004
President-Finance &     1994     126,250      100,000        --             60,000          11,922
Treasurer

Robert A. Fourniadis    1996     122,500       10,000        --             10,000           7,014
Senior Vice             1995     120,417           --        --            185,000(9)       13,812
President-Legal &       1994     108,333       90,000        --             60,000          11,470
Secretary

----------

(1) Each of the individuals named in the above table served as an officer of the Company's wholly owned subsidiary, Calton Homes, Inc. ("Calton Homes"), during all or a portion of the three years ended November 30, 1996. All cash compensation included in the above table was paid or accrued by Calton Homes.

(2) Represents amounts accrued in fiscal 1994 and fiscal 1996 and payable in the subsequent fiscal year to the Named Officers pursuant to the Company's Incentive Compensation Plan (the "Incentive Plan"). No Incentive Plan Awards were made with respect to fiscal 1995. The Incentive Plan provides for an incentive compensation pool equal to ten percent (10%) of the Company's annual pre-tax income, subject to certain adjustments to pre-tax income that may be made by the Compensation Committee to remove the effect of events or transactions not in the ordinary course of the Company's operations. No such adjustments were made for the fiscal years 1994 or 1996, and the incentive compensation pools for such years were $656,000 in fiscal 1994 (of which $620,000 was awarded) and $120,000 in fiscal 1996 (of which $119,000 was awarded). Officers and key operations and senior corporate management employees (the "Eligible Employees") of the Company and its subsidiaries are eligible for participation in the Incentive Plan. In addition, up to 10% of the incentive compensation pool established under the Incentive Plan may be used for bonuses to full time employees who do not otherwise have an opportunity for commissions or bonuses. The Eligible Employees are determined each fiscal year by the Compensation Committee based on the recommendations of the President and Chief Executive Officer of the Company. An Eligible Employee may not receive a distribution from the incentive compensation pool for any fiscal year that exceeds the lesser of twenty percent (20%) of the available incentive compensation pool or one hundred percent (100%) of the Eligible Employee's base salary for such fiscal year, unless otherwise provided in the Eligible Employee's employment agreement with the Company. The Compensation Committee ultimately determines the percentage, if any, of the incentive compensation pool for a fiscal year to be awarded to an Eligible Employee.

(3) Includes amounts contributed by the Company under its 401(k) Plan (the "401(k) Plan"). All full-time employees who have completed more than one year of service with the Company are eligible to participate in the 401(k) Plan which allows eligible employees to save up to 18% of their pre-tax compensation (subject to a maximum amount per year established annually pursuant to the Internal Revenue Code of 1986, as amended) through a payroll deduction. Subject to the discretion of its Board of Directors, the Company may make matching contributions to the 401(k) Plan in the form of cash or Common Stock. The Company's matching contribution for fiscal 1996 was made primarily in Common Stock and the Company anticipates that its matching contribution for the next fiscal year will be made in the form of Common Stock. Amounts contributed by the Company to the accounts of the Named Officers for fiscal 1996 (including the dollar value of contributions made in the form of Common Stock) were as follows: Mr. Caldarone - $475; Mr. Little - $475; and Mr. Fourniadis - $273.

(4) Includes the reimbursement by the Company of automobile expenses in fiscal 1996 as follows: Mr. Caldarone - $8,040; Mr. Little - $6,000; and Mr. Fourniadis - $6,000.

(5) Includes cost of premiums paid by the Company under a program which provides officers of the Company with additional life insurance (supplementing the coverage available under the Company's group life insurance plan) as follows: Mr. Caldarone - $3,450; Mr. Little - $1,111; and Mr. Fourniadis - $741.

(6)   Includes (i) $45,000 paid to Mr. Caldarone for relocation expenses and
      (ii) $1,042 paid to Mr. Caldarone in connection with his election not to participate in the Company's group health insurance plan.

(7) Represents options to purchase Common Stock which were granted to Mr. Caldarone effective January 31, 1996 pursuant to his employment agreement with the Company.

(8) Mr. Caldarone was reappointed Chairman, President and Chief Executive Officer of the Company on November 21, 1995 having previously served in such capacities from the Company's inception until June 1993.

(9) Represents 25,000 shares underlying options granted in January 1996 for services rendered in fiscal 1995 and 160,000 shares underlying options granted in respect of prior fiscal years which were repriced in 1995.

Directors' Compensation

      Members of the Board of Directors who are not full time employees of Calton were each entitled in fiscal 1996 to annual compensation of $20,000 for service as a director. Calton paid or accrued a total of $69,000 in director fees to members of the Board of Directors during fiscal year 1996. Directors are reimbursed for travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are not full time employees are paid a participation fee of $1,000 for each committee meeting attended. In addition, under the terms of the 1996 Option Plan each non-employee director who has attended 75% or more of the Board meetings and meetings of the committees on which he serves is awarded options to purchase 10,000 shares of the Company's Common Stock each time such director is re-elected to the Board of Directors. Options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $.53125 per share (the fair market value of the Common Stock on the date of grant) were granted to non-employee directors pursuant to the 1996 Option Plan in fiscal 1996. The exercise price of these options was adjusted to $.41 per share (the fair market value of the Common Stock on the date of the adjustment) in January 1997.

Employment Agreement with Chief Executive Officer

      Effective November 21, 1995, the Company entered into an Employment Agreement (the "Employment Agreement") with Anthony J. Caldarone, Chairman, President and Chief Executive Officer of the Company. The term of the Employment Agreement will end on November 30, 1998; provided, that such term will be automatically extended annually for periods of one (1) year unless a notice of non-extension is issued by the Company or Mr. Caldarone. Pursuant to the Employment Agreement, Mr. Caldarone will receive a minimum annual salary of $250,000 ("Base Compensation") which may be increased by the Board or a committee thereof. Mr. Caldarone is entitled to participate in any bonus compensation or benefit plan or arrangement provided by the Company to its employees or senior level executives, including the Company's Incentive Plan. Under the Employment Agreement, Mr. Caldarone may be awarded up to thirty percent (30%) of the Incentive Plan's designated incentive compensation for any fiscal year and, subject to such limitation, is entitled to not less than one-half of the average percentage that all awards to other Eligible Participants are of the respective Eligible Participants' base salary for the relevant fiscal year. Mr. Caldarone is entitled to be reimbursed by the Company for certain automobile expenses and was granted options to purchase 500,000 shares of Common Stock under the 1996 Option Plan pursuant to the Employment Agreement.

      If the Employment Agreement is terminated by reason of Mr. Caldarone's death, the Company is obliged to reimburse Mr. Caldarone's designated beneficiaries the cost of COBRA benefits, other than long-term disability coverage, for a period of 18 months following the date of death. If the Employment Agreement is terminated by reason of Mr. Caldarone's disability, Mr. Caldarone will be entitled to receive a lump sum cash payment equal to one years' Base Compensation (the "Severance Compensation") from the Company as well as the cost of COBRA benefits, other than long-term disability, for him and his family for a period of 18 months following the date of termination, and continue to participate in any group life insurance or supplemental life insurance program of the Company then in effect for a period of 18 months following the date of termination (collectively, the "Severance Benefits"). The Company may terminate the Employment Agreement for just cause in the event Mr. Caldarone is convicted of a felony in connection with his duties as an officer of the Company, if the commission of such felony resulted in a personal financial benefit to Mr. Caldarone. Upon termination for just cause by the Company, Mr. Caldarone is not entitled to receive any Severance Compensation or Severance Benefits. If the Company terminates the Employment Agreement without just cause, Mr. Caldarone is entitled to the Severance Compensation and Severance Benefits. If the Company terminates the Employment Agreement by issuing a notice of non-extension, Mr. Caldarone is entitled to receive a lump sum cash payment equal to one years' Base Compensation as well as the Severance Benefits. Mr. Caldarone may terminate the Employment Agreement for just cause and receive Severance Compensation and Severance Benefits, if (i) the Board fails to re-elect him as each of Chairman, President and Chief Executive Officer of the Company, (ii) the Board significantly reduces the nature and scope of his authorities, powers, duties and functions, (iii) the Company breaches any material covenant of the Employment Agreement, or (iv) the Company consents to Mr. Caldarone's retirement. If Mr. Caldarone terminates the Employment Agreement without just cause or by issuing a notice of non-extension, he is not entitled to the Severance Compensation or Severance Benefits. After the date of termination of Mr. Caldarone' employment for any of the reasons specified herein and in the Employment Agreement, Mr. Caldarone will not receive any further salary payments under the Employment Agreement.

      For the term of the Employment Agreement and for a period of twelve (12) months following termination of Mr. Caldarone' employment, other than for just cause by the Company or without just cause by Mr. Caldarone, Mr. Caldarone is restricted from competing with the Company in certain regions in which the Company is actively engaged in business.

Severance Policy For Senior Executives

     The Company has established a severance compensation policy for senior level executives who have been employed by the Company for more than one year (the "Severance Policy"). To become eligible to participate in the Severance Policy, a senior level executive must be selected by the Company's Compensation Committee and approved by the Board of Directors ("Eligible Participants"). Under the Severance Policy, an Eligible Participant whose employment is terminated is entitled to receive one month's base salary for each year employed by the Company, pro rated for any partial year, but in no event less than six month's base salary; provided, however, that the Eligible Participants who were designated to participate in the Severance Policy in August 1993 (Mr. Little and Mr. Fourniadis) are entitled to receive twelve month's base salary. In addition, the Company will pay all amounts required to be paid by the Eligible Participants to continue insurance coverage under COBRA for a period of time equal to the number of months on which the severance compensation is based. The severance compensation for Eligible Participants who are parties to employment agreements will be governed by the terms of such agreements. Eligible Participants who resign voluntarily or who are terminated for cause (as defined in the Severance Policy) will not be eligible for severance compensation.

Option Grants

      Shown below is further information with respect to grants of stock options in fiscal 1996 to the Named Officers by the Company which are reflected in the Summary Compensation Table set forth under the caption "Executive Compensation."

                                           Individual Grants
                         -----------------------------------------------------   Potential Realizable
                                       Percent of                                Value at Assumed
                         Number of     Total Options                             Annual Rates of
                         Securities    Granted to                                Stock Price Appre-
                         Underlying    Employees      Exercise or                ciation for Option Term
                         Options       in Fiscal      Base Price    Expiration   -----------------------
        Name             Granted (#)   Year           ($/Sh)        Date(1)      5% ($)     10% ($)
        ----             -----------   -------------  -----------   ----------   ------     -------
Bradley A. Little......   25,000(1)       3.2%         $.53125(2)    4/24/2006   $8,353     $21,166
Robert A. Fourniadis...   10,000(2)       1.3%          .53125(2)    4/24/2006    3,341       8,467

(1) Represents shares of Common Stock underlying options granted in April 1996. The options are exercisable cumulatively in five equal annual installments commencing on the first anniversary of the date of grant.

(2) The exercise price of these options was adjusted to $.41 per share in January 1997. The potential realizable value of the adjusted options held by the individuals identified in the above table is as follows: Mr. Little
      - $5,849 (assuming a 5% annual appreciation rate) and $14,523 (assuming a 10% annual appreciation rate); and Mr. Fourniadis - $2,340 (assuming a 5% annual appreciation rate) and $5,809 (assuming a 10% appreciation rate).

Option Exercises and Fiscal Year-End Values

Shown below is information with respect to unexercised options to purchase the Company's Common Stock held by the Named Officers at November 30, 1996. On such date, the exercise price of each of such options equaled or exceeded the closing price of the Company's Common Stock on the American Stock Exchange ($.3125 per share) on November 29, 1996 (the last day of fiscal 1996 on which the Common Stock was traded on the American Stock Exchange). No options were exercised in fiscal 1996.
                                            Number of Securities
                                          Underlying Unexercised
                                         Options Held At FY-End(#)
                                         -------------------------
                    Name                 Exercisable / Unexercisable
                    ----                 -----------   -------------

            Anthony J. Caldarone....       500,000          ---

            Bradley A. Little.......       120,000        90,000

            Robert A. Fourniadis....       120,000        75,000

CORPORATE PERFORMANCE

      Set forth on the following page are two performance graphs. The initial graph compares the percentage change in the cumulative total shareholder return on the Common Stock of the Company for the period from June 2, 1993, the date the Common Stock issued in connection with the consummation of the Plan of Reorganization began trading on the American Stock Exchange, to November 30, 1996, with the cumulative total return on the American Stock Exchange Composite Index and a peer group index(1) over the same period (assuming the investment of $100 in the Company's Common Stock, the American Stock Exchange Composite Index and the peer group index on June 2, 1993 and that all dividends were reinvested). The second graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock of the Company for the period from November 30, 1991 to March 10, 1993, the last day of trading of the Common Stock on the New York Stock Exchange, with the cumulative total return on the New York Stock Exchange Market Value Index and the peer group index(1) over the same period (assuming the investment of $100 in the Company's Common Stock, the New York Stock Exchange Market Value Index and the peer group index on November 30, 1991 and that all dividends were reinvested).

----------
(1) The peer group selected by the Company is comprised, for the most part, of companies in the homebuilding industry that are of the same or similar size as the Company and compete in some or all of the same markets as the Company in recent years. The homebuilding companies in the peer group are: Hovnanian Enterprises, Inc., Toll Brothers, Inc., Lennar Corp., Oriole Homes Corp., Pulte Home Corp. and Continental Homes Holding Corp. The peer group selected for the Company's 1996 Proxy Statement was identical to the group identified above.

    [The following tabular information is a description, pursuant to Rule 304 of Regulation S-T, of a graph contained in paper format of this Proxy Statement being sent to shareholders.]


                                                         NOVEMBER 30,
                                      JUNE 2,   -------------------------------
COMPANY                                1993     1993     1994     1995     1996
-------                                ----     ----     ----     ----     ----
CALTON, INC                           100.00   112.50    46.88    21.88    15.63
PEER GROUP                            100.00   113.74    68.16   104.21   112.40
AMEX COMPOSITE INDEX                  100.00   107.30   102.13   128.32   138.43


    [The following tabular information is a description, pursuant to Rule 304 of Regulation S-T, of a graph contained in paper format of this Proxy Statement being sent to shareholders.]

                                               NOVEMBER 30,
                                            -----------------    March 10,
     COMPANY                                 1991       1992       1993
     -------                                ------     ------     ------
     CALTON, INC                            100.00     100.00      93.78
     PEER GROUP                             100.00     166.33     197.70
     NYSE MARKET INDEX                      100.00     114.78     118.61

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee (the "Compensation Committee" or "Committee") currently consists of Mark N. Fessel and Frank Cavell Smith, Jr. No such person was an officer or employee of the Company during fiscal 1996 or was formerly an officer of the Company.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

      The Compensation Committee is currently comprised of independent, non-employee directors. It is charged with the responsibility of reviewing and approving the compensation of the Company's officers and administration of the Company's Incentive Plan, the Option Plans and severance policy for the Company's senior executives.

      The Committee has determined that the Company's policies for compensation, including base compensation, incentive compensation and benefits, should be guided by the marketplace. Noting the cyclical nature of the homebuilding industry and the importance of controlling fixed costs, the Committee has determined that the blend of base salary and incentive compensation offered to the Company's executive officers should emphasize performance based incentive compensation over base salary compensation. To accomplish the Committee's compensation objectives for the Company and to attract, motivate and retain key executives for the management and long term success of the Company, the Company has developed compensation programs which provide executive officers a base salary and the opportunity to earn additional compensation based on the profits and overall success of the Company. Compensation programs include salary and incentive plans.

      The Company's executive compensation programs have three principal components: base salary, incentive compensation awards and stock option grants. Factors considered when determining the base salary for an officer of the Company include the position of the officer, the amount of responsibility associated with such position, past performance of such responsibilities, dedication to the pursuit of achieving individual and Company goals and the overall results of the Company. The Committee believes that the base salaries of the Company's executive officers are generally below or similar to the amounts paid to comparable officers at other companies of the same or similar size and business as the Company, including, for the most part, the companies contained in the peer group selected by the Company in preparation of the performance graphs presented herein, and, therefore, incentive compensation in the form of awards under the Incentive Plan and stock option grants are key components of the total compensation paid or awarded to officers of Calton. The type and amount of incentive compensation is a function of the performance of both Company and individual participants in the particular plan. For example, the Company's Incentive Plan is a cash based plan directly linked to the Company's financial performance while the Option Plans provide a method whereby the officers can share in the long-term growth and success of the Company. The Committee believes these components collectively provide an appropriate relationship between an executive's compensation and the Company's financial performance.

      The Compensation Committee reviews the performance of the Chief Executive Officer and other officers of the Company annually. The Compensation Committee makes recommendations to the Board with respect to salaries and determines awards to be made under the Incentive Plan. The Compensation Committee also determines recipients of, and the number of shares to be covered by, options granted under the Option Plans to all employees, including officers. Incentive compensation and stock option grants for executive officers are determined by evaluating the performance of the individuals reviewed, their contributions to the performance of the Company, their responsibilities, experience and potential, their period of service at current salary and compensation practices for comparable positions at other companies. Financial results, nonfinancial measures and the Chief Executive Officer's evaluation of other executive officers are considered.

In November 1995, the Board of Directors appointed Anthony J. Caldarone as Chairman, President and Chief Executive Officer of the Company. Mr. Caldarone had previously served in such capacity from the inception of the Company in 1981 to June 1993. In connection with the appointment of Mr. Caldarone as Chairman, President and Chief Executive Officer, the Board approved an employment agreement between the Company and Mr. Caldarone which provides for a minimum base salary of $250,000 per year and pursuant to which, options to purchase 500,000 shares of Calton Common Stock at a price of $.34375 per share (110% of the trading price of the Common Stock on the date of grant) were granted to Mr. Caldarone under the 1996 Option Plan. In approving the employment agreement and the compensation payable thereunder, the Board considered the compensation paid to chief executive officers of similarly situated companies, as well as Mr. Caldarone's qualifications and prior experience in serving in such capacity. See "Employment Agreement with Chief Executive Officer" for a more detailed description of the terms of the employment agreement between the Company and Mr. Caldarone. In January 1997, the Committee reviewed Mr. Caldarone's compensation, considering the performance of the Company in fiscal 1996 as compared to its competitors and Mr. Caldarone's effectiveness in leading the Company to profitability in 1996 following a net loss in fiscal 1995. Based upon this information and a review of actions implemented by Mr. Caldarone to position the Company for future growth, Mr. Caldarone was awarded 16.6% of the incentive compensation awarded to participants in the Incentive Plan, which amounted to $20,000. The total amount of incentive compensation available for participants in the Incentive Plan for fiscal 1996 was $120,000 (of which $119,000 was awarded).

      In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance based compensation that has been approved by shareholders is not subject to the deduction limit. The Company believes that compensation paid to its officers under all of its compensation plans, except the Incentive Plan, will qualify as performance based compensation, and will therefore be exempt from the $1,000,000 deduction limit.

COMPENSATION COMMITTEE

    Mark N. Fessel
    Frank Cavell Smith, Jr.

Certain Relationships and Related Party Transactions.

      Goldman, Sachs & Co. is the beneficial owner of more than 5% of the Company's Common Stock and is affiliated with one of the lenders under the Company's Amended Credit Agreement (the "Amended Credit Agreement"). This affiliate held a 22.5% interest in amounts outstanding under the Amended Credit Agreement, which totalled approximately $39.5 million at November 30, 1996.

                          PROPOSAL TO AMEND CERTIFICATE
                          OF INCORPORATION TO CLASSIFY
                             THE BOARD OF DIRECTORS

      At present, all of the Company's directors are elected at each annual meeting of shareholders for a term which expires at the next annual meeting of shareholders or until a successor is elected and qualified. The second paragraph of Article V of the Company's Certificate of Incorporation currently provides as follows:

            Subject to the foregoing, the number of directors of the Corporation shall be fixed from time to time as provided in the By-laws and may be altered from time to time as provided in the By-laws, provided, however, there shall be no less than three (3) and more more than fifteen (15) directors of the Corporation. In the case of any increase in the number of directors, the additional directors shall be elected as provided in the Bylaws. The directors need not be residents of the State of New Jersey and the directors need not be shareholders of the Corporation.

      The Company's by-laws currently provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.

      Subject to shareholder approval, the Board of Directors proposes to amend
Article V of the Certificate of Incorporation to provide for the classification of the Board of Directors into four classes of directors with staggered terms of office. Specifically, the Board of Directors proposes to amend the second paragraph of Article V to read in its entirety as follows:

          The number of directors of the Corporation shall be the number, not less than three (3) nor more than fifteen (15), fixed from time to time by the Board of Directors. The Board of Directors shall be divided into four classes, designated Class I, Class II, Class II and Class IV, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of shareholders, and in all cases as to each director until his successor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the board) or until his earlier resignation, removal from office, death or incapacity. The initial term of office of directors of Class I shall expire at the annual meeting of shareholders in 1998; that of Class II shall expire at the annual meeting of shareholders in 1999; that of Class III shall expire at the annual meeting of shareholders in 2000; and that of Class IV shall expire at the annual meeting of shareholders in 2001; and in all cases as to each director until his successor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the board) or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of shareholders after 1997, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the fourth succeeding annual meeting of shareholders after their election or until their successors are elected and qualify. Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. Vacancies, including vacancies created by an increase in the size of the Board of Directors, shall be filled by the affirmative vote of a majority of the remaining Board of Directors, though less than a quorum, but any such director so elected shall hold office until the next succeeding annual meeting of shareholders. At such annual meeting, such director or a successor to such director shall be elected and qualified in the class to which such director is assigned to hold office for the term or remainder of the term of such class. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The directors need not be residents of the State of New Jersey and the directors need not be shareholders of the Corporation. This second paragraph of this Article V shall not be amended, altered or repealed except by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     The proposed amendment to classify the Board of Directors provides that the directors will be classified into four classes, as nearly equal in number as possible. If the proposed amendment is approved by the shareholders and, thereafter, is filed with the Secretary of State of the State of New Jersey, the Company's Board of Directors will be classified into four classes. In that event, each of the directors elected at the Annual Meeting will continue to serve as a director, but the term of office for all such directors will no longer be one year. Instead, Class I directors will hold office until the 1998 annual meeting; Class II directors will hold office until the 1999 annual meeting; Class III directors will hold office until the 2000 annual meeting; and Class IV directors will hold office until the 2001 annual meeting; and, in each case, until their successors are duly elected and qualify (except in cases where no successor is elected due to a reduction in the size of the Board), or until earlier resignation, removal from office, death or incapacity. At each annual meeting commencing with the 1998 annual meeting, a director elected to succeed a director in the class whose term expires will be elected for a four-year term so that the term of one class of directors will expire each year. Thus, after 1997, shareholders will elect only one-fourth (or, if one of the classes has one more director, approximately one-fourth) of the directors at each annual meeting. Each director will serve until a successor is elected and qualified (except in cases where no successor is elected due to a reduction in the size of the Board), or until earlier resignation, removal from office, death or incapacity. Vacancies, including vacancies created by an increase in the size of the Board of Directors, shall be filled by the affirmative vote of a majority of the entire board. Directors appointed to fill a vacancy will hold office only until the next annual meeting of shareholders. At such next meeting, such director or a successor to such director shall be elected to the class to which such director is assigned to hold office for the term or the remainder of the term of such class. The Board of Directors presently has no plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the board or any class of directors. Under the terms of the proposed amendment, the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the combined voting power of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, would be required to amend, alter or repeal the provisions providing for a classified Board of Directors that are described above.

      If the nominees for election to the Board of Directors at the annual meeting are elected and the amendment to classify the Board of Directors is thereafter approved, then, upon the filing of the amendment with the Secretary of State of the State of New Jersey, J. Ernest Brophy will be a member of Class I and will hold office until the 1998 annual meeting; Mark N. Fessel will be a member of Class II and will hold office until the 1999 annual meeting; Frank Cavell Smith, Jr. will be a member of Class III and hold office until the 2000 annual meeting; and Anthony J. Caldarone will be a member of Class IV and hold office until the 2001 annual meeting. If any nominee is not elected at an annual meeting, then the person elected will become a member of the class of which the nominee would have been a member had he been elected. If the proposal to classify the Board of Directors is not approved, all of the directors elected at the 1997 annual meeting will serve for a one-year term to expire at the 1998 annual meeting.

      For information regarding the nominees for election to the Board of Directors at the 1997 annual meeting, see "Election of Directors."

      The Board of Directors believes that dividing the directors into four classes is advantageous to the Company and its shareholders. By providing that directors will serve four-year terms rather than one-year terms, the likelihood of continuity and stability in leadership and the policies formulated by the Board of Directors will be enhanced. Management believes that the staggered election of directors will promote continuity because only one-fourth of the directors will be subject to election each year.

      The proposed amendment to classify the Board of Directors may extend the time required to effect a change in control of the Board of Directors and may discourage hostile take-over bids for the Company. Without a classified Board of Directors, a change in control of the Board can be made by shareholders holding a majority of the Company's shares at a single annual meeting. If the Company implements a classified Board of Directors, it may take at least three annual meetings for a majority of shareholders to effect a change in control of the Board of Directors, because only a minority of the directors will be elected at each annual meeting. Under the New Jersey Business Corporation Act, shareholders of a corporation whose board of directors is classified are not entitled to remove directors without cause.

      The adoption of the proposal to amend the Certificate of Incorporation may deter certain mergers, tender offers, proxy contests or other future takeover attempts which holders of some or even a majority of the outstanding Common Stock believe to be in their best interests, and may make removal of management a more difficult event if such removal would be beneficial to shareholders generally. Not all takeovers or changes in control of the Board that are proposed and effected without prior consultation and negotiation with the incumbent Board are nessarily detrimental to the Company and its shareholders. However, the Board believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals.

      The provisions for electing only one out of four classes of the Board annually, rather than the entire Board, will be applicable to every annual election of directors, and not just to any election occurring after a change in shareholder control of the Company. A classified Board could delay shareholders who do not support the policies of the Board of Directors from removing a majority of the Board for up to three years. This would be so even if the only reason for the attempted action by a shareholder was dissatisfaction with the policies of the current Board.

     The proposed amendment to the Certificate of Incorporation contemplates that the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the combined voting power of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class will be required to amend, alter or repeal the second paragraph of Article V (which provides for the classification of the Board of Directors). The 66 2/3% vote requirement will give the holders of a minority of the Company's voting power a veto power over changes to the second paragraph of Article V, even if the holders of a majority of the voting power of the Company favored such changes. As a result, this requirement would hinder attempts by a shareholder with a majority of the voting power to alter or repeal the provisions which provide for a classified Board.

      The proposal to amend the Certificate of Incorporation is not the result of any attempt to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise, and the Company is not aware of any such effort.

      If the proposed amendment to classify the board is approved, the appropriate sections of the Company's Bylaws will be amended by the Board of Directors to conform to the Certificate of Incorporation.

      Adoption of this proposed amendment requires the affirmative vote of a majority of the votes cast at the annual meeting by holders of Common Stock.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CLASSIFY THE BOARD OF DIRECTORS.

                                  ANNUAL REPORT

      The annual report to shareholders for the fiscal year ended November 30, 1996 accompanies this Proxy Statement. Coopers & Lybrand has audited the financial statements of the Company for the three fiscal years ended

November 30, 1996, which financial statements are contained in the annual report to shareholders. Such annual report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      Selection of the independent public accountants for the Company is made by the Board of Directors. On October 29, 1996, the Company's Board of Directors approved the engagement of Coopers & Lybrand to serve as the Company's independent public accountants for fiscal 1996. Coopers & Lybrand has served as the Company's auditors since 1988. The Board of Directors has not yet met to select the Company's independent public accountants for the current fiscal year.

      As previously stated under the caption "Election of Directors," the Company's Board of Directors has an Audit Committee consisting of outside directors, and the present members of the committee are Mr. Brophy and Mr. Smith.

      A representative of Coopers & Lybrand will be present at the meeting and will have an opportunity to make a statement if the representative desires to do so. Said representative will also be available to respond to appropriate questions from shareholders of the Company.

                              SHAREHOLDER PROPOSALS

      Shareholder proposals for presentation at the Company's next annual meeting must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than November 28, 1997. The Company's by-laws contain certain procedures which must be followed in connection with shareholder proposals.

      THE MANAGEMENT OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR FOR THE NOMINEES TO THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CLASSIFY THE BOARD OF DIRECTORS.

      THE COMPANY SUBMITS TO THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. COPIES OF THE REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST RECEIVED FROM ANY HOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF COMMON STOCK OF THE COMPANY. REQUESTS SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, CALTON, INC., 500 CRAIG ROAD, MANALAPAN, NEW JERSEY 07726-8790.

      ALL SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND IN THEIR PROXIES IN THE ENCLOSED ENVELOPE WITHOUT DELAY TO FIRST CITY TRANSFER COMPANY, 111 WOOD AVENUE SOUTH, SUITE 206, ISELIN, NEW JERSEY 08830. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                    ROBERT A. FOURNIADIS
                                    Secretary

May 7, 1997

                                  CALTON, INC.

             Proxy for Annual Meeting of Shareholders to be held on
                                  May 29, 1997

                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF CALTON, INC.

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Anthony J. Caldarone and Robert A. Fourniadis and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of CALTON, INC., standing in the name of the undersigned at the close of business on May 6, 1997, at the annual meeting of shareholders to be held at the Company's offices at 500 Craig Road, Manalapan, New Jersey and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side hereof.

The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR each item.


                                 COMMON STOCK

                                                                See Reverse Side

                (This proxy is continued from the reverse side.)

---
 X   Please mark your votes as in this example.
---
--------------------------------------------------------------------------------

1. ELECTION OF DIRECTORS: Anthony J. Caldarone, J. Ernest Brophy, Mark N. Fessel and Frank Cavell Smith, Jr.

                                    FOR               WITHHELD
                                    ----                ----

                                    ----                ----

      For, except vote withheld from the following nominee(s):

      --------------------------------------------------------------------------

      --------------------------------------------------------------------------

2. To approve a proposal to amend the Company's Amended and Restated Certificate of Incorporation to provide for the classification of the Company's Board of Directors.

                  FOR               AGAINST           WITHHELD
                  ----                ----              ----

                  ----                ----              ----

--------------------------------------------------------------------------------

3. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

--------------------------------------------------------------------------------

                                    Dated: __________________, 1997

                                    -------------------------------

                                    -------------------------------

                                    IMPORTANT: Please sign exactly as
                                    name appears at the left. Each
                                    joint owner should sign. Executors,
                                    administrators, trustees, etc.,
                                    should give full title.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING
THE ENCLOSED ENVELOPE.